Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-90890 on Form S-3, Registration Statement No. 333-112628 on Form S-8, and Registration Statement No. 333-49387 on Form S-8 of our reports dated December 11, 2007, related to our audits of the consolidated financial statements and financial statement schedules and our audit of the retrospective adjustment to the 2005 consolidated financial statements for the operations discontinued in 2007, of Allied Healthcare International Inc. and of management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Allied Healthcare International Inc. for the year ended September 30, 2007.

/s/ Eisner LLP

New York, New York
December 11, 2007